Exhibit 99.1

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of Ordinary shares of TPB Acquisition Corporation I.

Dated:    February 14, 2022

TPB Acquisition Sponsor I, LLC

By:	/s/ David Friedberg
Name:	David Friedberg
Title:	Manager

By:	/s/ David Friedberg
Name:	David Friedberg